Filed Pursuant to File 424(b)(3)
Registration No. 333-145800

This document supplements, and should be read in conjunction with, the Prospectus of Maxcom Telecomunicaciones, S.A.B. de C.V. dated November 16, 2007. The purpose of this supplement is to correct an error in the Prospectus. The Company will issue senior notes in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

The last sentence of the first paragraph corresponding to the caption “The Exchange Offer” on page 4 of the Prospectus is revised to read as follows: “The outstanding senior notes may be tendered only in a minimum aggregate principal amount of $100,000 and integral multiples of $1,000 in excess thereof.”

The last sentence of the first paragraph under the caption “Terms of the Exchange Offer” on page 37 of the Prospectus is revised to read as follows: “However, outstanding senior notes may be tendered only in a minimum aggregate principal amount of $100,000 and integral multiples of $1,000 in excess thereof.”

The penultimate sentence of the first paragraph under the caption “Principal, Maturity and Interest” on page 116 of the Prospectus is revised to read as follows: “The Company will issue senior notes in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.”

The first sentence of the first paragraph under the caption “Book-Entry System; Delivery and Form” on page 146 of the Prospectus is revised to read as follows: “Except as set forth below, the senior notes will be issued in registered, global form in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this document. Any representation to the contrary is a criminal offense.

This document should be retained with the Prospectus for future reference. This document is part of the Prospectus and must accompany the Prospectus to satisfy any prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this document is November 21, 2007